As filed with the Securities and Exchange Commission on July 7, 2010.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ING GROEP N.V.
(Exact Name of Registrant as Specified in Its Charter)
ING GROEP N.V.
(Translation of Registrant’s Name into English)

The Netherlands	1-14642	Not Applicable
(State or Other Jurisdiction of Incorporation or	(Commission File No.)	(IRS Employer Identification Number)
Organization)
Amstelveenseweg 500,
1081 KL Amsterdam,
P.O. Box 810,
1000 AV Amsterdam,
The Netherlands
(Address of Principal Executive Offices)

ING FINANCIAL SERVICES LLC
401(k) SAVINGS PLAN
(Full Title of the Plan)

Marcy S. Cohen, General Counsel
ING Financial Services LLC
1325 Avenue of the Americas
New York, New York 10019
(646) 424-6159
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee
Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each ING Groep NV (1)	1,500,000	$7.60(3)	$11,394,762.00(3)	$812.45
Interests in the ING Financial Services LLC 401K Savings Plan	(4)	N/A (5)	N/A (5)	N/A (5)
Bearer Depositary Receipts	(6)	(6)	(6)	(6)

(1)	A separate registration statement on Form F-6 (Registration No. 333-145767) has been filed with respect to the American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts. Each ADS represents one Bearer Depositary Receipt issued by Stichting ING Aandelen with respect to Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each of ING Groep N.V.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ING Financial Services LLC 401(k) Savings Plan for any future stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares and Bearer Depositary Receipts of the Registrant.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of Bearer Depositary Receipts on the Euronext Amsterdam Stock Market on July 5, 2010, within five business days prior to filing, which was 6.04 euros. Such euro price was converted to U.S. dollars at U.S. $1.2577 = EUR 1.00, the Noon Buying Rate on July 2, 2010.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

(5)	Pursuant to Rule 457(h)(2) under the Securities Act of 1993, where a registration statement registers securities of the registrant and also registers interests in a plan, no separate fee is required with respect to such plan interests.

(6)	Includes a like amount of Bearer Depositary Receipts. Pursuant to Rule 457(i), no additional fee is required in connection with the Bearer Depositary Receipts.

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     This registration statement on Form S-8 registers ordinary shares, nominal value 0.24 euro per share of ING Groep NV, which may be issued in connection with the ING Financial Services LLC 401(k) Savings Plan (the “Plan”). In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. After giving effect to this filing, an aggregate of one million five hundred thousand shares of the registrant’s ordinary shares have been registered for issuance pursuant to the Plan.
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended. This Registration Statement on Form S-8 is filed by ING Groep, N.V. (the “Company” or “Registrant”) regarding the Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan Participants as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.
     The Registrant incorporates herein by reference the following documents which have been filed by the Registrant with the Commission:
     1. The description of the Registrant’s Ordinary Shares contained in the Registration Statement on Form 8-A filed on May 20, 1997 (File No. 1 146242), and reports filed for purposes of updating that description;
     2. The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on March 18, 2010, and as amended, filed on March 30, 2010; and
     3. The Registrant’s Reports on Form 6-K filed on April 28, 2010 and May 14, 2010; to the extent designated therein, certain Reports on Form 6-K and all documents subsequently filed by the Registrant or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     The Ordinary Shares are registered under Section 12(b) of the Exchange Act.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Articles of Association of the Registrant contain no provisions under which any member of the Supervisory Board or the Executive Board or officers are indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 35 of the Articles of Association of the Registrant provides that after the annual accounts are adopted by the General Meeting of Shareholders, a resolution shall be brought before the General Meeting of Shareholders to ratify the actions of the members of the Executive Board in respect of their management and the Supervisory Board in respect of their supervision of the management in the financial year, to the extent that this is reflected in the financial statements or has been reported at the General Meeting of Shareholders. Such ratification shall serve to discharge the members of the Executive Board from liability for their management and to discharge the supervisory directors from liability for their supervision in the previous financial year, without prejudice to the provisions of Articles 138 and 149 of Book 2 of the “Civil Code.” Under Netherlands law, this discharge is not absolute and would not be effective as to any matters not disclosed to the holders of the Registrant’s Ordinary Shares, Bearer Receipts or American Depositary Shares.
     Certain officers and members of the Supervisory Board and the Executive Board of the Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit
Number

4.1	Form of Deposit Agreement among ING Groep N.V., Stichting ING Aandelen, as trustee, JP Morgan Chase Bank, as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference from the Registrant’s Registration Statement on Form F-6 (File No. 333-113697), filed by the Registrant on March 17, 2004).

4.2	ING Financial Services LLC 401(k) Savings Plan

23.1	Consent of Ernst & Young Reviseurs d’Entreprises S.C.C.

23.2	Consent of Ernst & Young Accountants LLP

23.3	Consent of KPMG Accountants N.V.

24.1	Power of Attorney (included in signature page)
Registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the plan.
This Registration Statement relates only to previously issued Ordinary Shares. As a result, no opinion with respect to the validity of the Ordinary Shares registered hereunder is required.

ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 6th day of July, 2010.

ING GROEP N. V.

By:	/s/ P.G. Flynn
Name:	P.G. Flynn
Title:	Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of P.G. Flynn, J.W.G. Vink, C. Blokbergen and W.A. Brouwer, his or her true and lawful attorney-in-fact with full power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Executive Board or officer of the Registrant, this registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J.H.M. Hommen J.H.M. Hommen	Chairman of the Executive Board and Chief Executive Officer (Principal Executive Officer)	July 6, 2010

/s/ P.G. Flynn P.G. Flynn	Member of the Executive Board and Chief Financial Officer (Principal Financial Officer)	July 6, 2010

/s/ J.V. Timmermans J.V. Timmermans	Member of Executive Board	July 6, 2010

/s/ H. van Barneveld H. van Barneveld	(Principal Accounting Officer)	July 6 , 2010

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of July, 2010.

ING Financial Services LLC 401(k) Savings Plan

By:	The ING Financial Services LLC Benefits Committee

By Name:	/s/ Karen Morse Karen Morse
Title:	Chairperson
     Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of New York, State of New York, on this 6th day of July, 2010.

ING Financial Services LLC

By Name:	/s/ Marcy S. Cohen Marcy S. Cohen
Title:	General Counsel
EXHIBIT INDEX

Exhibit
Number

4.1	Form of Deposit Agreement among ING Groep N.V., Stichting ING Aandelen, as trustee, JP Morgan Chase Bank, as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference from the Registrant’s Registration Statement on Form F-6 (File No. 333-113697), filed by the Registrant on March 17, 2004).

4.2	ING Financial Services LLC 401(k) Savings Plan

23.1	Consent of Ernst & Young Reviseurs d’Entreprises S.C.C.

23.2	Consent of Ernst & Young Accountants LLP

23.3	Consent of KPMG Accountants N.V.

24.1	Power of Attorney (included in the signature page)